Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2013, with respect to the consolidated financial statements, schedule, and internal controls over financial reporting included in the Annual Report of UFP Technologies, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of UFP Technologies, Inc. on Forms S-8 (File No. 333-174907, effective June 15, 2011, File No. 333-151883, effective June 24, 2008, File No. 333-143673, effective June 12, 2007, File No. 333-116436, effective June 14, 2004, File No. 333-56741, effective June 12, 1998, File No. 333-39946, effective June 23, 2000, File No. 333-91408, effective June 28, 2002 and File No. 333-106390, effective June 23, 2003).

/s/ GRANT THORNTON LLP

Boston, MA

March 15, 2013